Exhibit B-56

State of Missouri
Matt Blunt, Secretary of State

Corporations Division
P.O. Box 778, Jefferson City, MO 65102

James C. Kirkpatrick State Information Center
600 W. Main Street, Rm 322, Jefferson City, MO 65101

Articles of Incorporation For
A Close Corporation
(Submitted in Duplicate)

The undersigned natural person(s) of the age of eighteen years or more for the purpose of forming a statutory close corporation under The General and Business Corporation Law of Missouri adopt the following Articles of Incorporation:

Article One

The name of the corporation is Great Plains Energy Services Incorporated and it is a statutory close corporation.

Article Two

The name and address of its initial registered agent in this state is:

Jeanie Sell Latz, 1201 Walnut, Kansas City, Missouri 64106-2124 .
      Name            Street Address                         City/State/Zip

Article Three

(A)     The aggregate number, class and par value, if any, of shares which the corporation shall have authority to issue are as follows:

        One Hundred (100) shares, all of which shall be no par common stock.

(B)     The preferences, qualifications, limitations, restrictions, and the special or relative rights, including convertible rights, if any, in respect to the shares of each class are as follows:

        There shall be no preferences, qualifications, limitations, restrictions or special or relative rights, including convertible rights, in respect to the shares herein authorized.

Article Four

(A)     The transfer of shares by a living shareholder are as follows:
        1.     Governed by section 351.770; or
        2.     Stated as follows (state conditions for transfer):

        There are no conditions or restrictions on transfer.

(B)     The transfer of shares of a deceased shareholder are as follows:
        1.     Governed by sections 351.780, 785 & 790 and modified as follows (state modifying conditions if any):

               or

        2.     Governed by the following conditions:
        There are no conditions or restrictions on transfer.

Article Five

The name and place of residence of each incorporator is as follows:

     Bernard J. Beaudoin, 11439 West 105th Terrace, Overland Park, Kansas 66214
Name                                  Address                          City/State/Zip

Article Six
(Choose One)

☒   The corporation does not have a board of directors; or

⃞    The number of directors to constitute the first board of directors is ____________________________. Thereafter the number of directors shall be fixed by, or the manner provided in the bylaws. Any changes in the number will be reported to the Secretary of State within thirty calendar days of such change; or

⃞    The number of directors to constitute the board of directors is ___________________. (The number of directors to constitute the board of directors must be stated herein if there are to be less than three directors. The person to constitute the first board of directors may, but not need, be named.)

Article Seven

The duration of the corporation is perpetual                                                                       .

Article Eight

The corporation is formed for the following purposes:

In general, to carry on any other business in connection with each and all of the foregoing or incidental thereto, and to carry one, transact and engage in any and every lawful business or other lawful thing calculated to be of gain, profit or benefit to the Corporation as fully and freely as a natural person might do, to the extent and in the manner, anywhere within and without the State of Missouri, as it may from time to time determine, and to have and exercise each and all of the powers and privileges, either direct or incidental, which are given and provided by or are available under the laws of the State of Missouri in respect of business corporations organized for profit thereunder; provided, however, that the Corporation shall not engage in any activity for which a corporation may not be formed under the laws of the State of Missouri.

Article Nine

This close corporation shall be dissolved in the following manner (complete both A & B):

(A)     The following shareholder or shareholders have authority to dissolve the corporation (indicate all if all have authority and the percentage of votes required to vote on the dissolution, otherwise list name of individual shareholders with authority to dissolve):     All shareholders have authority to vote on a proposal of dissolution. Such proposal must be approved by at least 2/3 of the votes entitled to be case on the proposal.

(B)     The above shareholders may dissolve the corporation as follows:
        1.     At will (check here X ); or
        2.     Upon the occurrence or the following specified event(s) or contingency(ies):

Article Ten

The following statement shall appear conspicuously on each share certificate:

The rights of shareholders in a statutory close corporation may differ materially from the rights of shareholders in other corporations. Copies of the articles of incorporation and bylaws, shareholders' agreements, and other documents, any of which may restrict transfers and affect voting and other rights, may be obtained by a shareholder on written request to the corporation. (351.760, RSMo)

Article Eleven
(Any additional optional statements)

The effective date of this document is the date it is filed by the Secretary of State of Missouri, unless you indicate a future date, as follows:     April 1, 2003
     (Date may not be more than 90 days after the filing date in this office)

In affirmation thereof, the facts stated above are true.

    /s/B. J. Beaudoin               Bernard J. Beaudoin               3/25/03

Signature of Incorporator(s)          Printed or Typed               Date of Signature
                                             Name of Incorporator(s)

                                                     FILED
                                                  MAR 25 2003
                                                  /s/Matt Blunt
                                            SECRETARY OF STATE